PAID Inc. Growth Prompts Plans for Combining Boston, Worcester Offices in Larger Westborough Facility

Boston - October 5, 2011 - New business and same store growth is prompting PAID Inc.'s (OTCBB: PAYD) plans for combining its Boston and Worcester offices and operations into a single, larger facility at 155 Flanders Road in Westborough, Mass., in time for the first quarter of 2012.

“Successful programs for clients and business development efforts have resulted in significant client base growth and expansion of services with existing clients over the past year and a half,” said Keith Garde, president of PAID Inc. celebrity services. “With new business contracts currently near completion, we expect our rapid growth to continue for the foreseeable future. The plans to consolidate our offices in a larger, high tech facility that is better suited to the nature of our business and functionality will foster easier, more efficient collaboration between our team members, enable improved productivity for our fulfillment operations as well as accommodate our expanded service offerings and anticipated growth. Because so much of our business is tied to online presence and technology, the new facility's technology features will be a welcome change.”

In addition to accommodating the company's expansion, the new 22,000 square foot high tech facility allows PAID to eliminate redundancies between its two current facilities. With state-of-the-art distribution and warehousing capabilities, PAID will also improve productivity and efficiency.

“The primary benefit from our new office site will be improved efficiencies for all areas of the company and sufficient room for growth for the next five years,” explains Chris Culross, PAID's Chief Financial Officer. “The facility will also provide state of the art distribution and warehousing allowing us to ship more product, faster.”

Culross noted, “We expect combining two offices into one facility will be approximately break even in hard dollars. However the increases in staff productivity and efficiency from having creative, purchasing, client management and other functions under one roof and no longer having to manage or travel between two facilities will be an exponential net gain for PAID.”

PAID has signed a five-year lease for the building with Flanders 155 LCC.

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About PAID Inc.:
PAID Inc., publicly traded under the ticker PAYD, is a one-stop brand management and marketing resource to music, entertainment and sports personalities and organizations, and offers AuctionInc™ online shipping calculation and shopping cart software employing its patented technology to streamline ecommerce. Known for quality and customer service, PAID offers turnkey online, mobile, social media and traditional marketing campaigns, as well as award-winning video & film production, VIP ticketing, web site design, merchandising, ecommerce and fan community management programs. More details are available at www.paid.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:
Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the markets, variations in the company's cash flow, competition, celebrity programs, business development efforts, technology availability and cost of materials and other risk factors. Factors that could cause actual results to differ materially are discussed in the Company's most recent filings with the Securities and Exchange Commission.

CONTACTS: For PAID Inc.: Julie Shepherd, Accentuate PR, +1.815.479.1833, Julie@AccentuatePR.com